Exhibit 3.2

Rules of Procedure

of the Supervisory Board

of

Biofrontera AG

as of 01 June 2016

Rules of Procedure of the Supervisory Board of

Biofrontera AG

as amended by the Supervisory Board resolution of
01.06.2016

1	Introduction

1.1	The work of the Supervisory Board and its members is governed by the statutory provisions, the Articles of Association and these Rules of Procedure as well as the recommendations and suggestions of the German Corporate Governance Code in accordance with the Company’s declaration of conformity. Its members have the same rights and obligations and are not bound by any instructions.

1.2	It is the task of the Supervisory Board is to regularly advise and monitor the Management Board in its management activities. It must be involved in decisions of fundamental importance to the Company. The Supervisory and Management Boards work closely together for the benefit of the Company.

1.3	The Supervisory Board checks whether it has a, in its opinion, sufficient number of independent members. Each Supervisory Board member will ensure that he/she has sufficient time to perform his/her mandates. Supervisory Board members who are management board members of a listed company at the same time should not hold a total of more than three positions on supervisory boards in non-group listed companies or on supervisory bodies of companies with comparable requirements.

1.4	Only persons who have not yet reached the statutory retirement age (currently: the age of 67) should be proposed for election as a Supervisory Board member.

1.5	The Supervisory Board will continuously review the efficiency of its work.

1.6	The Supervisory Board shall specify certain measures and business transactions as requiring approval in the rules of procedure for the Management Board. The list of business transactions requiring approval can be extended or restricted at any time by resolution of the Supervisory Board. Limiting the catalogue of business transactions requiring approval requires a unanimous Supervisory Board resolution.

2	Election of the chairman and his/her deputy

2.1	The Supervisory Board elects a chairman and a deputy chairman from among its members. The election takes place at a meeting held without being specially convened directly following the general meeting of shareholders at which the members of the Supervisory Board to be elected are elected. A simple majority of the votes cast is sufficient for election. In the event of a tied vote, the decision is made by lot.

2.2	Until the election is completed, the previous chairman or his/her deputy or, if both are absent, the oldest Supervisory Board member in terms of age shall chair the electoral session in question.

2.3	If the Supervisory Board chairman or his/her deputy withdraws from the Supervisory Board before their term of office expires, the Supervisory Board elects a successor at its next meeting.

3	Tasks and powers of the chairman and deputy

3.1	The chairman represents the Supervisory Board in respect of the Management Board and externally. The chairman coordinates the work of the Supervisory Board and chairs its meetings.

3.2	The chairman ensures that the Management Board meets its statutory and disclosure and reporting obligations and any additional obligations imposed by the Supervisory Board. The chairman maintains regular contact with the Management Board, especially with the Management Board chairman, and consults with it on the strategy, planning, business development and risk management of the company. The chairman shall be informed immediately by the chairman of the management board of important events that are of material significance for the assessment of the situation and the development and management of the company. The chairman then informs the Supervisory Board, if the briefing cannot wait until the following ordinary Supervisory Board meeting, and if necessary convenes an extraordinary meeting of the Supervisory Board.

3.3	The chairman is authorized to issue on behalf of the Supervisory Board the statements of intent necessary for the execution of the resolutions of the Supervisory Board and to accept statements for the Supervisory Board.

3.4	In the event that the chairman is unavailable, the deputy chairman exercises the rights and obligations of the chairman. The deputy chairman is not, however, entitled to the right to the casting vote regulated in point 5.4.

4	Meetings

4.1	The Supervisory Board should be convened to meetings at least once every calendar quarter and must be convened at least twice every calendar half-year. The meetings are held at the Company’s registered office or at another location on which all Supervisory Board members have agreed.

4.2	The chairman convenes the Supervisory Board meetings in written or electronic form with a notice period of 14 days. When calculating the notice period for convening a meeting, the day on which the invitation is sent and the day of the meeting itself are not included. The invitation must specify the place and time of the meeting and the individual items on the agenda. The chairman may entrust the Management Board with the technicalities involved in convening the meeting.

4.3	The Chairman has to convene a meeting immediately whenever this is required by a Supervisory Board member or by the Management Board with an indication of the purpose and reasons for the meeting. The meeting must be held within two weeks of it being convened. If the chairman fails to comply with the request, the Supervisory Board member or the Management Board can convene the Supervisory Board themselves by giving notification of the facts and setting out an agenda.

4.4	The chairman also has to convene a meeting immediately whenever the good of the Company or of one of its direct or indirect equity interests requires this.

4.5	In urgent cases, the invitation period may be appropriately shortened and the meeting may be convened verbally or by telephone; however, there must be at least three days between the invitation and the meeting date in such cases. Point 4.2 sentence 2 applies accordingly.

4.6	The chairman determines the order in which the items on the agenda are dealt with and the manner in which the voting is conducted.

4.7	A new meeting must be convened if neither the chairman nor the deputy chairman are present at a meeting. In urgent cases, however, the Supervisory Board may resolve that the oldest Supervisory Board member in terms of age shall chair the meeting.

4.8	The Management Board members attend the Supervisory Board meetings unless the Supervisory Board in individual cases or the chairman in urgent cases makes other arrangements. Experts or other knowledgeable persons may be called in on the request of individual Supervisory Board members or the Management Board to give advice on individual items.

4.9	Minutes are to be kept on the progress of each meeting and signed by the chair of the meeting in question. The chairman may delegate the keeping of minutes to the Management Board or to minute-taker. The minutes must state the place and date of the meeting, the participants, the items on the agenda, the main content of the discussions and the resolutions of the Supervisory Board (with the chairman’s statement on the result of the resolutions). A copy of the signed minutes of the meeting is to be forwarded to each Supervisory Board member without delay. The minutes of the meeting are deemed to be approved unless a member of the Supervisory Board who took part in the meeting files an objection with the chairman in writing within one month of the minutes being sent.

5	Adoption of resolutions

5.1	Resolutions of the Supervisory Board are in principle adopted in meetings. Supervisory Board members who cannot participate in the meetings may have a written vote submitted by another Supervisory Board member. The retrospective casting of a vote by absent members is only permissible if this is approved by all members who are present.

5.2	Resolutions may also be adopted outside of meetings, and the vote may also take place verbally, in writing, by telephone, by fax, using electronic means of communication (e.g. e-mail) or by video conference if the Chairman orders this and this procedure is not objected to immediately by more than three members of the Supervisory Board.

5.3	The chairman records resolutions passed outside meetings in minutes and forwards a copy of them to all Supervisory Board members without delay after the resolution has been adopted. Point 4.9 applies accordingly.

5.4	Resolutions are adopted by a simple majority of the votes cast unless mandatorily stipulated otherwise by law or by the articles of association. Abstentions are not counted. If the vote results in a tie, the vote is to be repeated, where the chairman shall have two votes should this new vote also result in a tie.

5.5	The Supervisory Board is quorate when at least three members participate in the resolution. A Supervisory Board member who abstains from casting a vote is also deemed to be participating in the resolution in this case.

5.6	Resolutions on items that are not on the agenda or that have not been duly notified to the members may only be adopted if no member present at the meeting objects and absent members are given the opportunity to submit their votes in writing retrospectively within a reasonable deadline to be set by the chairman.

6.1	The Supervisory Board may set up committees and also entrust these with the adoption of resolutions on certain matters, provided that the entire Supervisory Board is not responsible for these under mandatory law. The Supervisory Board has a personnel committee (section 7) and an audit committee (section 8) as well as a nomination committee (section 10) in any event.

The Supervisory Board appoints a Supervisory Board member as the committee chairman in each case. The Supervisory Board chairman or his/her deputy should at the same time be the chairman of the committees that deal with the contracts of the Management Board and prepare the Supervisory Board meetings. The committee chairmen report regularly to the Supervisory Board on the work of the committees.

6.2	Supervisory Board members who do not belong to a committee can participate in committee meetings unless the chairman or the committee specifies otherwise. Management Board members participate in committee meetings only following a prior decision of the competent committee.

6.3	The committee Chairmen convene the committees. Meetings are convened as often as seems necessary. The notice period for convening the meeting should generally not exceed three days. Publication of the agenda and the delivery of special documents on the agenda prior to the meeting can be waived.

6.4	Committees are quorate if at least three members including the committee chairman, participate in the adoption of a resolution.

6.5	In all other respects, the regulations for the Supervisory Board governing meetings and the adoption of resolutions apply accordingly.

7.1	The personnel committee consists of three members: the chairman and two other Supervisory Board members, who are elected by the Supervisory Board from among its members. The personnel committee prepares the decisions of the Supervisory Board on the appointment and dismissal of Management Board members.

7.2	The personnel committee prepares the conclusion, amendment and termination of the employment contracts of the Management Board members, the determination of an annual bonus and other flexible remuneration elements for the decision of the Supervisory Board. Only persons who have not yet reached the statutory retirement age (currently: the age of 67) should be proposed as members of the Management Board.

7.3	The personnel committee decides on

7.3.1	legal transactions with Management Board members within the meaning of section 112 of the Aktiengesetz (AktG - German Stock Corporation Act),

7.3.2	consent concerning work by Management Board members outside the company according to section 88 AktG and on ancillary activities (including the assumption of supervisory board offices outside companies that are affiliated with the Company within the meaning of sections 15 ff. AktG,

7.3.3	consent concerning the granting of loans to the categories of persons referred to in sections 89, 115 AktG,

7.3.4	the approval of contracts with Supervisory Board members pursuant to section 114 AktG, and

7.3.5	personnel matters for which the Management Board requires the approval of the Supervisory Board in accordance with the Rules of Procedure.

8	Audit committee

8.1	The Supervisory Board forms an audit committee that consists of three members. The members of the audit committee elect a committee chairman from among its members. The chairman of the Supervisory Board should not be the chairman of the audit committee. The chairman of the audit committee should have specialist knowledge and experience in the use of accounting principles and internal control procedures. He/she should be independent and no former Management Board member whose appointment ended less than two years prior.

8.2	The audit committee deals in particular with issues concerning:

8.2.1	accounting and risk management,

8.2.2	the necessary independence of the auditor and the issuing of the audit mandate to the auditor,

8.2.3	the conclusion of the fee agreement with the auditor and the definition of focal points of the audit, as well as

8.2.4	financial matters for which the Management Board requires the approval of the Supervisory Board in accordance with the rules of procedure,

and adopts the related resolutions in s far as this is legally permissible.

9.1	Each Supervisory Board member is obliged to act in the Company’s best interests. When making their decisions, they may not pursue personal interests or make use of business opportunities to which the Company is entitled for themselves without a resolution of the Supervisory Board.

9.2	Each Supervisory Board member must disclose conflicts of interest to the Supervisory Board. This applies in particular to conflicts of interest that may arise from performing advisory or executive functions for customers, suppliers, lenders or other business partners.

9.3	The Supervisory Board is expected to disclose any conflicts of interest that have occurred and how they were dealt with in its report to the annual general meeting of shareholders. Material conflicts of interest in the person of a Supervisory Board member that are not merely temporary should result in the termination of their mandate.

9.4	Advisory and other service agreements and contracts for work between a member of the Supervisory Board and the Company require the approval of the Supervisory Board.

10.1	The members of the Supervisory Board should as a whole have the knowledge, skills and professional experience necessary to carry out their tasks properly. The company-specific situation, the company’s international activities, potential conflicts of interest, the age limit for Supervisory Board members and diversity, including the participation of women, must be considered here. The members must be familiar with the sector in which the Company does business.

10.2	The Supervisory Board forms a nomination committee that is composed exclusively of representatives of the shareholders. It includes two other Supervisory Board members to be elected in addition to the chairman.

10.3	The nomination committee proposes suitable candidates to the Supervisory Board for it to propose at the annual general meeting of Shareholders. In so doing, the nomination committee considers the balance and diversity of the knowledge, skills and experience of all Supervisory Board members, and draws up candidate profiles.

10.4	In addition, the nomination committee makes recommendations to and informs the Supervisory Board about results of regular assessments of the knowledge, skills and experience of the individual members and of the Supervisory Board as a whole.

10.5	In the course of performing its duties, the nomination committee can draw on Company resources that it deems appropriate and also involve external consultants within the necessary framework.

11.1	The Supervisory Board members must maintain complete confidentiality with regard to third parties concerning facts that have come to their knowledge in the performance of their duties as a Supervisory Board member and the disclosure of which could adversely affect the interests of the Company or of one of its affiliated companies. This obligation also remains in force after their term of office has ended. The casting of votes, the course of discussions, the comments and personal statements of the individual Supervisory Board members are subject in particular to the dictates of non-disclosure. Each Supervisory Board member shall ensure that the employees that they call in comply with the obligation to maintain secrecy in the same manner.

11.2	If a Supervisory Board member intends to pass information on to third parties, the communication of which is obviously not permitted, the chairman must be informed of this beforehand. If the chairman does not agree to the disclosure, he/she must notify the other Supervisory Board members of this immediately and obtain an immediate statement from the Supervisory Board. The Supervisory Board member in question is obliged to maintain confidentiality concerning the facts he/she has gained knowledge of through his/her office until this statement is obtained.

11.3

11.4	Upon resigning from office, the Supervisory Board members are obliged to hand over to the Company immediately all documents such as papers, correspondence, records and similar that relate to Company matters and are in their possession. This obligation includes duplicates and photocopies. The Supervisory Board members have no right of retention in such documents.

11.5	Written reports of the Management Board to the Supervisory Board are handed over to the Supervisory Board members unless otherwise decided by the Supervisory Board in each individual case. In all other respect, section 170(3) AktG applies.